Exhibit 99.1

Aethlon Medical Regulation FD Disclosures

•	Proposed Strategic Arrangement with Membrana GmbH
•	Initiates New Breast Cancer and Lymphoma Research Collaborations
•	Discloses First Bacterial Infection Data (Tuberculosis)
•	Initiates First Compassionate Use Treatment in Cancer Care
•	Completes First Hemopurifier® GMP Production Run
•	Discloses India Commercialization Update

San Diego, March 24, 2010 – At an investor conference held today, following the market close, Aethlon Medical, the pioneer in developing therapeutic filtration devices to address infectious disease and cancer, disclosed the following:

Proposed Strategic Arrangement with Membrana GmbH
The Company has signed a letter of intent with Membrana GmbH (Membrana) in an effort to establish a manufacturing arrangement to support large-scale production. Membrana is a leading independent membrane producer worldwide, and is the manufacturer of the hollow-fiber membranes currently utilized in the Aethlon Hemopurifier®.  Membrana is also a leading supplier of microporous membranes for medical applications like dialysis, and plasma separation. Membrana GmbH is a subsidiary of Polypore International, Inc.  The arrangement is subject to completion of a definitive agreement.

Initiates New Cancer Research Collaborations
Aethlon has also initiated two research studies aimed at determining the capability of the Hemopurifier® to capture immunosuppressive exosomes associated with breast cancer and lymphoma.  The details of the studies are as follows:

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An in vitro study, under the collaboration of Douglas D. Taylor, Ph.D., Professor of Obstrectics, Gynecology, and Women’s Health at the University of Louisville, has been initiated to determine the capability of the Hemopurifier® to capture immunosuppressive exosomes associated with breast cancer.  Dr. Taylor previously conducted studies that validated the Hemopurifier® was effective in capturing immunosuppressive exosomes associated with ovarian cancer.

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An in vitro study, under the collaboration of Andrew Raubitschek, M.D., Chair of the Department of Cancer Immunotherapeutics & Tumor Immunology at the Beckman Research Institute of City of Hope in California, has been initiated to determine the capability of the Hemopurifier® to capture lymphoma related exosomes.  Dr. Raubitschek is also Co-leader for the Cancer Immunotherapeutics Program at the Comprehensive Cancer Center and Chief of Radioimmunotherapy and Professor, Radiation Oncology also at the City of Hope.

Disclosure of First Bacterial Infection Data

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An in vitro bacteriological study, under the collaboration of Jeffrey Schorey, Ph.D., of the Eck Institute of Global Health at the University of Notre Dame, demonstrated that the Hemopurifier®, in a 4-hour period, captured 97% of exosomes secreted by mycobacterium tuberculosis, the pathogenic bacterial agent that causes Tuberculosis.  Dr. Schorey is a 2009 recipient of a Bill and Melinda Gates Foundation grant to study exosomes as a potential Tuberculosis vaccine.

Disclosure of First Compassionate Use Treatment

The Company also revealed the completion of its first compassionate use treatments of the Hemopurifier® on an end-stage lung cancer patient.  The treatments were conducted at the Netcare Christiaan Barnard Memorial Hospital in Cape Town, South Africa and had clinical support from National Renal Care, a leading kidney disease management organization in South Africa.  The Company is currently testing the Hemopurifier® cartridges used in the treatments to determine the capture rate of immunosuppressive exosomes secreted by lung cancer.

Completion of First GMP Production Run and India Commercialization Update

The Company has completed the first production run of approximately 100 Hemopurifier® cartridges under good manufacturing practices (GMP) required to export the technology for sale in India.  Furthermore, the Company has received confirmation from the office of the Drug Controller General of India (DCGI) that under current device regulations the Hemopurifier® does not fall under the list of restricted devices for import or devices that need approval for import.  As such, the Company is working with Vijay Kher, M.D. to establish HCV-treatment protocols.  Dr. Kher previously served as the principal investigator of Hemopurifier® human studies to treat HCV at the Apollo and Fortis Hospital in Delhi, India.  Dr. Kher is presently the chairman of the Department of Nephrology at the Medanta Kidney & Urology Institute at Medanta – The Medicity Institute, a $360 million, medical multi-specialty institute established to be a premier center for medical tourism on a 43-acre campus with over 1,600 hospital beds.

"Our disclosures today support our belief that we can establish and lead the industry for therapeutic devices to treat infectious disease and cancer," stated James A. Joyce, Chairman and Chief Executive Officer of Aethlon Medical, Inc.

About Aethlon Medical
Aethlon Medical, Inc. creates diagnostic and therapeutic device solutions for infectious disease and cancer.  Our lead product, the Hemopurifier® is the first-in-class medical device to selectively capture circulating viruses and immunosuppressive proteins prior to cell and organ infection.  Human studies have documented the ability of our Hemopurifier® to reduce viral load in patients infected with Hepatitis-C virus (HCV) and the Human Immunodeficiency Virus (HIV).  Our primary clinical and commercialization focus is to establish the Hemopurifier® as an adjunct therapy to enhance and prolong the benefit of traditional infectious disease drug regimens.

The Hemopurifier® is also a broad-spectrum treatment candidate against drug resistant bioterror and pandemic threats. Third party research institutes have verified the capability of the device to capture Dengue Hemorrhagic Virus, Ebola Hemorrhagic Virus, Lassa Hemorrhagic Virus, West Nile Virus, H5N1 Avian Influenza Virus, 2009 H1N1 Influenza Virus, the reconstructed Spanish Flu of 1918 Virus, and Monkeypox Virus, which serves as a model for human Smallpox infection.

Our wholly owned subsidiary, Exosome Sciences, Inc. (ESI) was formed in October of 2009 to leverage attributes of the Hemopurifier® in the emerging exosome research field.  ESI seeks to inhibit the immune cell destruction caused by exosomes secreted by solid tumors, lymphomas, and leukemia.  At present, the capture of immunosuppressive exosomes secreted from ovarian cancer tumors has been demonstrated in vitro. The preservation of anti-cancer immune cells would likely improve patient responsiveness to established treatment options, including immunotherapy and chemotherapy.  ESI is also analyzing exosome-related opportunities to improve early cancer detection and post-surgery surveillance of tumor growth, as well as approaches to harvest exosomes for research purposes and potential reintroduction into patients afflicted with autoimmune conditions such as Rheumatoid Arthritis and Lupus.

Additional information regarding Aethlon Medical and Exosome Sciences can be accessed online at www.aethlonmedical.com.

Certain of the statements herein may be forward-looking and involve risks and uncertainties. Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aethlon Medical, Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.  Such potential risks and uncertainties include, without limitation, the capability of the Hemopurifier® to reduce viral loads and other disease conditions or to identify disease conditions such as cancer, including the ability to capture exosomes and the impact that potential ability may have on disease conditions, the Company’s ability to raise capital when needed, the Company’s ability to complete the development of its planned products, the ability of the Company to obtain FDA and other regulatory approvals permitting the sale of its products, the Company’s ability to manufacture its products either internally or through outside companies and provide its services, the impact of government regulations, patent protection on the Company’s proprietary technology, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. In such instances, actual results could differ materially as a result of a variety of factors, including the risks associated with the effect of changing economic conditions and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Contacts:

James A. Joyce
Chairman, CEO
858.459.7800 x301
jj@aethlonmedical.com

John P. Salvador
Director of Corporate Communications
858.459.7800 x307
jps@aethlonmedical.com